                                                               [Logo of MetLife]

First MetLife Investors Insurance Company
MetLife Investors Distribution Company
5 Park Plaza, Suite 1900
Irvine, CA 92614

April 19, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-4644

Re: Pre-Effective Amendment No. 1
    First MetLife Investors Insurance Company
    First MetLife Investors Variable Annuity Account One
    Registration Statement on Form N-4 (File Nos. 333-186216/811-08306)

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, First MetLife Investors Insurance Company, the depositor, on behalf of itself and First MetLife Investors Variable Annuity Account One, the registrant, and MetLife Investors Distribution Company, the principal underwriter, hereby request that the above-referenced pre-effective amendment to the registration statement filed on Form N-4 be accelerated and declared effective on April 29, 2013.


    FIRST METLIFE INVESTORS INSURANCE COMPANY
    (Depositor)

    FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE
    (Registrant)

    By: /s/ Gregory E. Illson
        -----------------------------------
        Gregory E. Illson
        Vice President

    METLIFE INVESTORS DISTRIBUTION COMPANY
    (Principal Underwriter)

    By: /s/ Paul M. Kos
        -----------------------------------
        Paul M. Kos
        Vice President